Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G filed herewith (and any amendments thereto), relating to the common stock of Senmiao Technology Limited, a Nevada corporation, is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(e) under the Securities Exchange Act of 1934, as amended, on behalf of each of the undersigned.

This Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.

Dated: February 14, 2019

CHAN WANG

/s/ Chan Wang

HSM INVESTMENT GROUP LIMITED

/s/ Chan Wang
Chan Wang, Director and Secretary